UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2009

SVB Financial Group

(Exact name of registrant as specified in its charter)

Delaware	000-15637	91-1962278
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3003 Tasman Drive, Santa Clara, CA 95054-1191

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 654-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.142-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 18, 2009, SVB Financial Group, a Delaware corporation (the “Company”), entered into an underwriting agreement with J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters listed on Schedule 1 thereto (the “Underwriters”), pursuant to which the Company agreed, subject to the satisfaction of certain conditions, to sell and issue 7,800,000 shares of its common stock, par value $0.001 (the “Common Stock”) at a purchase price of $38.50 per share. The Common Stock will be sold pursuant to the Registration Statement (File No. 333-163135), and the prospectus forming part thereof, filed with the Securities and Exchange Commission on November 16, 2009. In addition, pursuant to the Underwriting Agreement, the Company has granted the Underwriters the option to purchase an additional 1,170,000 shares of Common Stock to cover over-allotments. The Company estimates that the net proceeds from the sale of the Common Stock will be approximately $286 million after deducting the underwriting discounts and commissions and estimated offering expenses. If the underwriters exercise their over-allotment option in full, the Company estimates that the net proceeds will be approximately $329 million. The Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description

1.1	Underwriting Agreement, dated November 18, 2009, by and among SVB Financial Group and J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 24, 2009	SVB FINANCIAL GROUP

	By:	/s/ MICHAEL DESCHENEAUX
	Name:	Michael Descheneaux
	Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description

1.1	Underwriting Agreement, dated November 18, 2009, by and among SVB Financial Group and J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation